Exhibit 99.1

KFx Closes Acquisition of Fort Union Mine Site

Denver, CO, May 24, 2004 -- KFx Inc. (AMEX:KFX) today announced it has closed the purchase of the Fort Union mine site from Black Hills Corp. The acquisition includes approximately 1,000 acres of land, a rail loop with load out facilities, a coal crusher, related buildings, water disposal wells and about 500,000 tons of coal reserves.

"The purchase of Fort Union is part of our overall business plan to identify, acquire, permit, develop and successfully operate multiple plant sites, with each site capable of accommodating one or more optimally sized K-Fuel(TM) plants of 8 million tons per year production of K-Fuel(TM) ," said Ted Venners, Chairman and CEO of KFx. The Fort Union site is currently contemplated to be the second location for a K-Fuel(TM) plant based on the initial 750,000 tons per year plant being constructed at the Buckskin Mine. Both the Fort Union and Buckskin sites can accommodate plants capable of producing 8 million tons per year.

"KFx's strategy is to focus on the successful construction and operation of the initial 750,000 ton per year commercial plant," said Venners. "At the same time, we are actively preparing for what we anticipate to be a rapid expansion. We are very encouraged by the anticipated long term market demand for high BTU clean coal and by the very compelling economics of our patented K-Fuel(TM) technology," concluded Venners.

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel(TM) process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

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